CERTAIN INFORMATION IN THIS EXHIBIT HAS

BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND

WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AUTOMATIC REINSURANCE AGREEMENT

Between

NATIONWIDE LIFE INSURANCE COMPANY

Columbus, Ohio

And

SWISS RE LIFE & HEALTH AMERICA INC.

New York, New York

AUTOMATIC REINSURANCE AGREEMENT

Contents

ARTICLE I	Scope of Agreement

ARTICLE II	Commencement & Termination of Liability

ARTICLE III	Oversights - Clerical Errors

ARTICLE IV	Mortality Net Amount At Risk

ARTICLE V	Reinsurance Premiums

ARTICLE VI	Reinsurance Administration

ARTICLE VII	Settlement of Claims

ARTICLE VIII	Tax Credits

ARTICLE IX	Regulatory Compliance

ARTICLE X	Inspection of Records

ARTICLE XI	Insolvency

ARTICLE XII	Arbitration

ARTICLE XIII	Rights of Offsetting Balances Due

ARTICLE XIV	Contract and Program Changes

ARTICLE XV	Federal Taxes

ARTICLE XVI	Parties to Agreement

ARTICLE XVII	Entire Agreement

ARTICLE XVIII	Duration of Agreement

Signature Page

EXHIBIT A	Variable Annuities Covered Under This Agreement

EXHIBIT B	Investment Funds

EXHIBIT C	Loss Carryforward Formula

AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between NATIONWIDE LIFE INSURANCE COMPANY, a corporation organized under the laws of the State of Ohio, hereinafter referred to as the “Company”, and SWISS RE LIFE & HEALTH AMERICA INC., a corporation organized under the laws of the State of New York, hereinafter referred to as “Swiss Re Life & Health”, WITNESSETH AS FOLLOWS:

ARTICLE I

Scope of Agreement

1. On and after the ,.3rd day of November, 1997. (the, “Effective Date”) the Company will automatically cede to Swiss Re Life & Health, and Swiss Re Life & Health will automatically accept, [REDACTED] (the “quota share percentage”) of the mortality net amount at risk, as defined in Article IV, arising prior to annuitization or complete surrender by the contract owner, under the [REDACTED] provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A (the “Reinsured Contracts”).

2. Swiss Re Life & Health’s maximum aggregate liability in any one calendar year [REDACTED]

3. Swiss Re Life & Health’s maximum liability [REDACTED] multiplied by Swiss Re Life & Health’s quota share percentage, as specified in Article IV of this Agreement.

4. This Agreement covers only the Company’s liability for claims paid under Reinsured Contracts written on the contract forms specified in Exhibit A and supported by the Investment Funds set forth in Exhibit B which were reviewed by Swiss Re Life & Health prior to their issuance; provided, however, [REDACTED]

ARTICLE II

Commencement & Termination of Liability

1. On the Reinsured Contracts under the terms of this Agreement, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company, and will terminate upon the earliest of annuitization, surrender or termination under the Reinsured Contracts in accordance with Article XVIII.

2. Swiss Re Life & Health shall be liable to reimburse claims on only those deaths where the date of death is on or after the Effective Date of this Agreement, in accordance with Articles I and VII.

ARTICLE III

Oversights - Clerical Errors

1. Should either the Company or Swiss Re Life & Health fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re Life & Health, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

ARTICLE IV

Mortality Net Amount At Risk

1. The mortality net amount at risk for each Reinsured Contract shall be calculated as of the last day of each calendar month and shall be equal to [REDACTED]

ARTICLE V

Reinsurance Premiums

1.

(a) Reinsurance premiums shall be calculated on a monthly basis by using the monthly premiums shown. The initial reinsurance premium will be equal to the minimum premium level, as shown in paragraph 1(b), below. [REDACTED] subject to the minimum and maximum monthly premiums stated in 1(b) and 1(c), below.

(b) The minimum monthly premium shall be equal to [REDACTED]

3. The total reinsurance premium shall be reduced by [REDACTED]

4. The monthly reinsurance premium shall be due and payable as described in Article VI. It shall never be less than 8750.

5. The reinsurance premium rates described above shall remain in effect as long as [REDACTED]

ARTICLE VI

Reinsurance Administration

1. Within 30 days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a separate electronic report for each [REDACTED] design and policy form specified in Exhibit A, valued as of the last day of that month. Each report will indicate for all Reinsured Contracts:

a)	Annuitant’s name, sex, date of birth, issue age and social security number

b)	Owner’s name, sex, date of birth, issue age and social security number

c)	Contract number

d)	Contract issue date

e)	Contract form number

f)	Tax status

g)	Current contract value in total and by funding vehicle

h)	Current cash surrender value

i)	Cumulative net considerations

j)	Current Minimum Guaranteed Death Benefit

k)	Current contract death benefit

I)	Current contract mortality risk amount

2. Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re Life & Health with a separate seriatim termination report, indicating the following:

a)	Termination by death, including cause of death

b)	Termination by lapse

c)	Termination by annuitization

3. Additionally, within 30 days of the end of each calendar month, the Company will furnish Swiss Re Life & Health a separate paper report summarizing the following data:

a)	Reinsurance premiums due Swiss Re Life & Health

b)	Death claim reimbursements due the Company

c)	Total number of contracts reinsured

d)	Total current contract value

e)	Total cumulative net considerations

f)	Total current Guaranteed Minimum Death Benefit

g)	Total current death benefit

h)	Total current mortality risk amount

4. If the net balance is due Swiss Re Life & Health, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re Life & Health shall remit the amount to the Company within 10 days of the receipt of the report.

ARTICLE VII

Settlement of Claims

1. The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the Effective Date of this Agreement.

2. In the event the Company provides satisfactory proof of claim to Swiss Re Life & Health, claim settlements made by the Company shall be unconditionally binding on Swiss Re Life & Health.

3. The death claim reimbursed by Swiss Re Life & Health shall be determined as of the date due proof of death is received at the Company’s home office.

4. Within 30 days of the end of each month, the Company shall notify Swiss Re Life & Health of the death benefits paid under the Reinsured Contracts in that month and Swiss Re Life & Health will reimburse the Company, as provided in Article VI, for the reinsured benefits.

5. Settlement by Swiss Re Life & Health shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

ARTICLE VIII

Tax Credits

1. Swiss Re Life & Health shall not reimburse the Company for state premium taxes.

ARTICLE IX

Regulatory Compliance

1. Swiss Re Life & Health agrees to comply with all legal and regulatory requirements to permit the Company to receive statutory reserve credit for the Reinsured Contracts under this Agreement.

2. The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

3. Swiss Re Life & Health is a corporation organized under the laws of the State of New York, holds all requisite licenses to reinsure annuities including the Reinsured Contracts, has secured all necessary federal and state licenses and approvals, and is operating in compliance with federal and state investment and insurance laws and regulations.

ARTICLE X

Inspection of Records

1. Swiss Re Life & Health shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the Company all records concerning the Reinsured Contracts.

ARTICLE XI

Insolvency

1. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re Life & Health directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re Life & Health may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its liquidator, receiver or statutory successor.

2. It is further understood that the expense thus incurred by Swiss Re Life & Health shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re Life & Health. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

3. In the event of the insolvency of Swiss Re Life & Health and the appointment of receivers therefor, the liability of Swiss Re Life & Health shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re Life & Health by the Company prior to the date of such insolvency or appointment.

ARTICLE XII

Arbitration

1. The parties shall act in the highest good faith in accordance with insurance and reinsurance customs and practices in resolving any differences arising hereunder. In the event any such differences persist and cannot be resolved to the reasonable satisfaction of the parties in a reasonable time frame, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or members of their insurance holding company system, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen’s agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

ARTICLE XIII

Right of Offsetting Balances Due

1. The Company and Swiss Re Life & Health shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re Life & Health. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

ARTICLE XIV

Contract and Program Changes

1. [REDACTED]

2. The Company will also give Swiss Re Life & Health advance notice of any other changes to its annuity product design, its fees and charges, or its distribution systems and/or methods.

3. Should the Company implement any such change with respect to the Reinsured Contracts without the prior consent of Swiss Re Life & Health, and such change results in a material increase in the reinsured net amount at risk and/or material decrease in the reinsurance premiums due, Swiss Re Life & Health shall have the right to modify any of the terms of this Agreement.

ARTICLE XV

Federal Taxes

1. The Company and Swiss Re Life & Health hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

(a)	The term “party” will refer to either the Company or Swiss Re Life & Health, as appropriate.

(b)	The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

(c)

The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d)	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e)

The Company will submit a schedule to Swiss Re Life & Health by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

(f)

Swiss Re Life & Health may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re Life & Health does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company’s tax return for the previous calendar year.

(g)

If Swiss Re Life & Health contests the Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re Life & Health reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

2. Swiss Re Life & Health and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

ARTICLE XVI

Parties to Agreement

1. This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re Life & Health. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re Life & Health and the annuitant, owner, beneficiary or any other party under any of the Reinsured Contracts, and the Company shall be and remain solely liable to such parties under such Reinsured Contracts.

ARTICLE XVII

Entire Agreement

1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

ARTICLE XVIII

Duration of Agreement

1. This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

2. Upon [REDACTED] days written notice, either the Company or Swiss Re Life & Health may cancel this Agreement for new business any time on or after [REDACTED]

3. [REDACTED]

4. Should the Company fail to pay reinsurance premiums when due, Swiss Re Life & Health may give the Company [REDACTED] days notice, after reinsurance premiums are ninety (90) days or more in arrears, that reinsurance coverage on the affected Reinsured Contracts is suspended. The reinsurance coverage will be reinstated at the option of Swiss Re Life & Health upon receipt of all the overdue premiums. However, in the absence of mutual agreement to the contrary, Swiss Re Life & Health shall have no liability for claims that occur during a period of suspension. Also, suspension of reinsurance coverage shall not relieve the Company of liability for premiums due Swiss Re Life & Health.

EXHIBIT A

Variable Annuities Covered Under This Agreement

[REDACTED]

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

NATIONWIDE LIFE INSURANCE COMPANY

By:	Attest:

Title:	Title:

Date:	Date:

SWISS RE LIFE & HEALTH AMERICA INC.

By:	Attest:

Title:	Title:

Date:	Date:

EXHIBIT B

Investment Funds

Exhibit B-1	The Investment Funds supporting the Best of America Future Annuity.

Exhibit B-2	The Investment Funds supporting the Fidelity Advisor Annuity Select.

EXHIBIT B-1

Investment Funds -- Best of America Future Annuity

I.	Fixed Account

II.	Separate Accounts

A. American Century Variable Portfolios, Inc., an affiliate of American Century

Companies, Inc.

American Century VP Income & Growth

American Century VP International

American Century VP Value

B. Dreyfus

The Dreyfus Socially Responsible Growth Fund, Inc.

Dreyfus Stock Index Fund, Inc.

Dreyfus Variable Investment Fund - Capital Appreciation

C. Fidelity Variable Insurance Products Fund

Equity-Income Portfolio: Service Class

Growth Portfolio: Service Class

High Income Portfolio: Service Class

Overseas Portfolio: Service Class

D. Fidelity Variable Insurance Products Fund II

Contrafund Portfolio: Service Class

E. Fidelity Variable Insurance Products Fund III

Growth Opportunities Portfolio: Service Class

F. Morgan Stanley

Morgan Stanley Universal funds, Inc.

Emerging Markets Debt Portfolio

Van Kampen American Capital Life Investment Trust

Morgan Stanley Real Estate Securities Portfolio

EXHIBIT B-1

Investment Funds -- Best of America Future Annuity

G. Nationwide Separate Account Trust

Capital Appreciation Fund

Government Bond Fund

Money Market Fund

Total Return Fund

Nationwide Balanced Fund

Nationwide Equity Income Fund

Nationwide Global Equity Fund

Nationwide High Income Bond Fund

Nationwide Multi-Sector Bond Fund

Nationwide Select Advisers Mid Cap Fund

Nationwide Small Cap Value Fund

Nationwide Small Company Fund

Nationwide Strategic Growth Fund

Nationwide Strategic Value Fund

H. Neuberger & Berman Advisers Management Trust

AMT Guardian Portfolio

AMT Mid-Cap Growth Portfolio

AMT Partners Portfolio

I. Oppenheimer Variable Account Funds

Oppenheimer Capital Appreciation Fund

Oppenheimer Growth Fund

Oppenheimer Growth & Income Fund

J. Van Eck Worldwide Insurance Trust

Worldwide Emerging Markets Fund

Worldwide Hard Assets Fund

K. Warburg Pincus Trust

Growth & Income Portfolio

International Equity Portfolio

Post-Venture Capital Portfolio

EXHIBIT B-2

Investment Funds -- Fidelity Advisor Annuity Select I.

Fixed Account

II.	Separate Accounts

A. Fidelity Variable Insurance Products Fund

Equity-Income Portfolio

Growth Portfolio

High Income Portfolio

Money Market Portfolio

Overseas Portfolio

B. Fidelity Variable Insurance Products Fund II

Asset Manager Portfolio

Asset Manager: Growth Portfolio

Contrafund Portfolio

Investment Grade Bond Portfolio

Index 500 Portfolio

C. Fidelity Variable Insurance Products Fund III

Balanced Portfolio (formerly Fidelity Advisor Annuity Income & Growth Fund)

Growth & Income Portfolio

Growth Opportunities Portfolio (formerly Fidelity Advisor Annuity Growth Opportunities Fund)

EXHIBIT C

Loss Carryforward Formula

[REDACTED]